Exhibit 99.1
TIME WARNER INC. REPORTS RESULTS FOR
2007 FULL YEAR AND FOURTH QUARTER
NEW YORK, February 6, 2008 — Time Warner Inc. (NYSE:TWX) today reported financial results for its full year and fourth quarter ended December 31, 2007.
Chief Executive Officer Jeff Bewkes said: “I’m pleased that our company met or exceeded all of our financial objectives last year. Looking ahead, we’ve identified key initiatives that will enable us to deliver strong business results long into the future while increasing our returns to our shareholders. Specifically, we’ll intensify our creative and entrepreneurial focus to move our businesses ahead more quickly. We’ll aggressively control costs to help fund our investments in future growth. We’ll make sure that Time Warner has the right businesses in the right structure. And we’ll actively manage our balance sheet to deploy capital to the best advantage of our shareholders. In change lies opportunity, and I have great confidence in our future.”
Full-Year Results
Revenues rose 6% over 2006 to $46.5 billion, reflecting primarily increases at the Company’s Cable, Filmed Entertainment and Networks segments.
Adjusted Operating Income before Depreciation and Amortization climbed to $12.9 billion, up 17% from $11.0 billion in the prior year, driven by a 36% increase at Time Warner Cable and gains at each of the Company’s other segments. Operating Income rose 23% to $8.9 billion in 2007 from $7.3 billion in 2006, reflecting growth in Adjusted Operating Income before Depreciation and Amortization and lower costs associated with securities litigation and government investigations, offset partly by increased depreciation expense.
Cash Provided by Operations totaled $8.5 billion and Free Cash Flow equaled $5.0 billion (reflecting a 38% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of December 31, 2007, Net Debt totaled $35.6 billion, up $2.2 billion from $33.4 billion at the end of 2006, due primarily to the Company’s stock repurchase programs.
Diluted Income per Common Share from Continuing Operations was $1.08 for the year ended December 31, 2007, compared to $1.20 in 2006. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current and prior year results by $0.12 and $0.40 per diluted common share, respectively.
Fourth-Quarter Results
Fourth-quarter revenues were up 2% over the same period in 2006 to $12.6 billion, driven mainly by increases at the Cable and Filmed Entertainment segments.
Adjusted Operating Income before Depreciation and Amortization climbed 16% to $3.5 billion, benefiting from increases at the Cable, Filmed Entertainment, AOL and Publishing segments. Operating Income grew 12% to $2.3 billion, reflecting the increase in Adjusted Operating Income before Depreciation and Amortization and lower costs associated with securities litigation and government investigations, offset in part by lower gains on asset sales.
Diluted Income per Common Share from Continuing Operations was $0.28 for the three months ended December 31, 2007, compared to $0.43 in last year’s fourth quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to decrease the current year results by $0.01 per diluted common share and to increase the prior year results by $0.21 per diluted common share.
Stock Repurchase Program Update
From the announcement of the $5 billion stock repurchase program on August 1, 2007, through February 5, 2008, the Company has repurchased approximately 154 million shares of common stock for approximately $2.8 billion.

Performance of Segments
Presentation of Financial Information
The schedules below reflect Time Warner’s performance for the three months and full year ended December 31, by line of business (millions).
In the presentation of financial information in this press release, Adjusted Operating Income before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income includes these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization in this press release and the reconciliations of Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) in this press release for details.
In addition, the Company’s 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, amounts were recast to reflect the retrospective presentation as discontinued operations of certain businesses that were sold. Refer to the Notes to the accompanying Consolidated Financial Statements, “Changes in Basis of Presentation.”

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(recast)		(recast)
Revenues:
AOL	$1,251	$1,838	$5,181	$7,786
Cable	4,089	3,651	15,955	11,767
Filmed Entertainment	3,508	3,093	11,682	10,625
Networks	2,704	2,669	10,270	10,113
Publishing	1,455	1,442	4,955	4,952
Intersegment eliminations	(365)	(352)	(1,561)	(1,553)

Total Revenues	$12,642	$12,341	$46,482	$43,690

Adjusted Operating Income (Loss) before Depreciation and Amortization:
AOL	$381	$295	$1,836	$1,770
Cable	1,563	1,309	5,742	4,229
Filmed Entertainment	350	240	1,215	1,136
Networks	857	865	3,370	3,213
Publishing	414	406	1,098	1,057
Corporate	(98)	(103)	(379)	(411)
Intersegment eliminations	—	(22)	(3)	(14)

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,467	$2,990	$12,879	$10,980

Operating Income (Loss):
AOL	$274	$910	$2,013	$1,894
Cable	795	633	2,766	2,179
Filmed Entertainment	253	155	845	784
Networks	770	783	3,015	2,723
Publishing	362	358	907	881
Corporate	(109)	(117)	(423)	(439)
Securities litigation expenses, net	(2)	(615)	(171)	(705)
Intersegment eliminations	—	(22)	(3)	(14)

Total Operating Income (Loss)	$2,343	$2,085	$8,949	$7,303

Presented below is a discussion of Time Warner’s segments for the 2007 full year and fourth quarter. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Full-Year Results
Revenues declined 33% ($2.6 billion) to $5.2 billion, due to a 52% decrease ($3.0 billion) in Subscription revenues, offset in part by an 18% increase ($345 million) in Advertising revenues. The decline in Subscription revenues resulted from the sales of AOL’s Internet access businesses in the U.K., France and Germany ($1.5 billion), as well as a decrease in domestic AOL brand subscribers, which reflects partially AOL’s previously announced strategy to offer its e-mail, certain software and other products free of charge to Internet consumers. Advertising revenues benefited from growth in sales of advertising on third-party Internet sites (referred to as the “Third Party Network”), as well as in display and paid-search advertising on the AOL Network.
Adjusted Operating Income before Depreciation and Amortization increased 4% ($66 million) to $1.8 billion, due primarily to reductions in expenses, including network ($888 million) and marketing ($802 million) expenses, and higher Advertising revenues, offset partly by lower Subscription revenues. The current and prior year results also included restructuring charges of $125 million and $222 million, respectively.
Operating Income grew 6% ($119 million) to $2.0 billion, due mainly to higher Adjusted Operating Income before Depreciation and Amortization, as well as lower depreciation ($93 million) and amortization ($37 million) expenses. Additionally, the current year included a net pretax gain of $668 million on the sale of AOL’s German Internet access business and the prior year included a pretax gain of $769 million on the sales of AOL’s U.K. and French Internet access businesses.
Fourth-Quarter Results
Revenues decreased 32% ($587 million) to $1.3 billion. Adjusted Operating Income before Depreciation and Amortization increased 29% ($86 million) to $381 million. The current and prior year quarters reflected restructuring charges of $98 million and $179 million, respectively. Operating Income declined 70% ($636 million) to $274 million, due primarily to the sales of AOL’s Internet access businesses in the U.K. and France, which generated a pretax gain of $769 million in the year-ago period, offset partly by higher Adjusted Operating Income before Depreciation and Amortization.
Highlights
During the fourth quarter, AOL had 109 million average monthly domestic unique visitors and 49 billion domestic page views, according to comScore Media Metrix, which translates into 150 average monthly domestic page views per unique visitor.
As of December 31, 2007, the AOL service had 9.3 million U.S. access subscribers, a decline of 740,000 from the prior quarter and 3.8 million from the year-ago quarter, reflecting subscriber losses due to AOL’s strategy to prioritize its advertising business.
CABLE (Time Warner Cable)
Basis of Presentation
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. (“TWE”) were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Adelphia/Comcast Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which had approximately 855,000 customer relationships, including approximately 788,000 basic video subscribers, at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that Time Warner Cable acquired in the Adelphia/Comcast Transactions, which had approximately 4.1 million customer relationships, including approximately 3.7 million basic video subscribers, at December 31, 2007, are referred to as the “Acquired Systems.” Those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions as well as the Kansas City Pool, which together had approximately 10.5 million customer relationships, including approximately 9.5 million basic video subscribers, at December 31, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions and does not include the Kansas City Pool. The “Acquired Systems” has the same definition as above.
As previously noted, on July 31, 2006, Time Warner Cable completed the Adelphia/Comcast Transactions and began consolidating the results of the Acquired Systems. Additionally, on January 1, 2007, Time Warner Cable began consolidating the results of the Kansas City Pool. Accordingly, the operating results for the three and twelve months ended December 31, 2007, include the results for the Legacy Systems, the Acquired Systems and the Kansas City Pool for the full three- and twelve-month periods, and the operating results for the three and twelve months ended December 31, 2006, include the results of the Legacy Systems for the full three- and twelve-month periods and the Acquired Systems for the three- and five-month periods ended December 31, 2006, but do not include the consolidation of the results of the Kansas City Pool. The impact of the incremental seven months of revenues and expenses of the Acquired Systems on the results for the twelve months ended December 31, 2007, is referred to as the “impact of the Acquired Systems” in the discussion that follows.
Subscriber “net additions (declines)” reflect subscriber activity for any given period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 basic video subscribers. Revenue generating units (“RGUs”) represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service subscribers. Customer relationships represent the number of subscribers that receive at least one level of service, encompassing video, high-speed data and voice (including circuit-switched telephone) services, without regard to the number of services purchased.
Full-Year Results
Revenues rose 36% ($4.2 billion) to $16.0 billion. The year-over-year increase reflects the impact of the Acquired Systems, 9% growth in the Legacy Systems and the consolidation of the Kansas City Pool ($877 million). Subscription revenues climbed 36% ($4.0 billion) to $15.1 billion, led by 33% growth in video revenues ($2.5 billion), a 35% increase in high-speed data revenues ($974 million) and a 67% rise in voice revenues ($478 million). This growth was driven by the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as the continued penetration of digital video services, video price increases and growth in high-speed data and Digital Phone subscribers. Advertising revenues increased 31% ($203 million) to $867 million, due mainly to the impact of the Acquired Systems, and, to a lesser extent, the consolidation of the Kansas City Pool ($42 million).

Operating Income before Depreciation and Amortization climbed 36% ($1.5 billion) to $5.7 billion, reflecting revenue growth, offset partially by higher operating expenses, primarily video programming, employee, Digital Phone service and marketing costs. The current and prior year periods also included merger-related and restructuring charges of $23 million and $56 million, respectively.
Operating Income climbed 27% ($587 million) to $2.8 billion, reflecting the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation ($821 million) and amortization ($105 million) expenses. The increase in depreciation expense was due primarily to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and an increase in recent years in demand-driven purchases of customer premise equipment, which generally has a shorter useful life compared to the mix of assets previously purchased. The increase in amortization expense was due primarily to the amortization of intangible assets related to customer relationships associated with the Acquired Systems. This was offset partially by the absence after the first quarter of 2007 of amortization expense associated with customer relationships recorded in connection with the restructuring of TWE in 2003, which were fully amortized at the end of the first quarter of 2007.
Fourth-Quarter Results
Revenues rose 12% ($438 million) to $4.1 billion. Operating Income before Depreciation and Amortization grew 19% ($254 million) to $1.6 billion. The current year and prior year quarters included merger-related and restructuring charges of $3 million and $13 million, respectively. Operating Income increased 26% ($162 million) to $795 million, as growth in Operating Income before Depreciation and Amortization was offset partly by higher depreciation expense ($101 million).
Full-Year and Fourth-Quarter Pro Forma Results
For the three months ended December 31, 2006, the pro forma information below presents Time Warner Cable’s results as if the consolidation of the Kansas City Pool had occurred on January 1, 2006. For the year ended December 31, 2006, the pro forma information below presents Time Warner Cable’s results as if the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006.
Compared to pro forma results for the full year 2006: revenues increased 8% ($1.2 billion) to $16.0 billion; Operating Income before Depreciation and Amortization rose 11% ($590 million) to $5.7 billion; and Operating Income grew 12% ($291 million) to $2.8 billion.
Compared to pro forma results for the fourth quarter 2006: revenues increased 7% ($251 million) to $4.1 billion; Operating Income before Depreciation and Amortization rose 13% ($182 million) to $1.6 billion; and Operating Income grew 17% ($116 million) to $795 million.
Comparison to Pro Forma 2006 Results
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(pro forma)		(pro forma)
	(millions)		(millions)
Total revenues	$4,089	$3,838	$15,955	$14,760

Operating Income before Depreciation and Amortization	$1,563	$1,381	$5,742	$5,152

Operating Income	$795	$679	$2,766	$2,475

Highlights
At December 31, 2007, customer relationships totaled 14.6 million, with net additions of 68,000 during the full year 2007. During the fourth quarter of 2007, customer relationships decreased a net 4,000.

At the end of 2007, total RGUs reached 32.1 million. During the fourth quarter of 2007, RGU net additions totaled 591,000.
At December 31, 2007, nearly 7.1 million customers (48% of Time Warner Cable’s 14.6 million customer relationships) subscribed to two or more of Time Warner Cable’s primary services (video, high-speed data and voice), representing a net addition of 199,000 during the fourth quarter. Triple play subscribers totaled 2.4 million at the end of 2007 (16% of Time Warner Cable’s customer relationships), reflecting 228,000 net additions during the fourth quarter.
At December 31, 2007, Time Warner Cable’s basic video subscribers totaled 13.3 million. Basic video subscribers decreased a net 50,000 during the fourth quarter, with net declines of 29,000 in the Legacy Systems and 21,000 in the Acquired Systems.
At the end of 2007, digital video subscribers totaled 8.0 million, representing 61% penetration of basic video subscribers. Digital video net additions were 168,000 during the fourth quarter. The Legacy Systems grew by 112,000 net additions, and the Acquired Systems climbed by 56,000 net additions during the fourth quarter.
At December 31, 2007, Time Warner Cable had 7.6 million residential high-speed data subscribers, representing 29% penetration of service-ready homes passed. Residential high-speed data net additions reached 214,000 during the fourth quarter. The Legacy Systems contributed net additions of 130,000, and the Acquired Systems provided net additions of 84,000 in the fourth quarter.
At the end of 2007, Digital Phone subscribers totaled 2.9 million, representing 12% penetration of service-ready homes passed. Digital Phone net additions set a quarterly record of 285,000 during the fourth quarter. The Legacy Systems rose by 146,000 net additions, and the Acquired Systems grew by 139,000 net additions in the fourth quarter.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Full-Year Results
Revenues increased 10% ($1.1 billion) to $11.7 billion, reflecting a strong film slate performance, led by the theatrical and home video releases of Warner Bros.’ Harry Potter and the Order of the Phoenix, 300 and Ocean’s Thirteen and New Line Cinema’s Hairspray and Rush Hour 3, as well as the theatrical release of Warner Bros.’ I Am Legend. Also contributing to revenue growth were the initial off-network television availabilities of Two and a Half Men and Cold Case.
Operating Income before Depreciation and Amortization rose 7% ($79 million) to $1.2 billion, driven by the growth in revenues, as well as lower deficit financing due to fewer television series produced, offset partly by higher theatrical print and advertising expenses and lower contributions from New Line’s Lord of the Rings and Wedding Crashers.
Operating Income climbed 8% ($61 million) to $845 million, due primarily to the increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($14 million).
Fourth-Quarter Results
Revenues rose 13% ($415 million) to $3.5 billion. Operating Income before Depreciation and Amortization increased 46% ($110 million) to $350 million. Operating Income climbed 63% ($98 million) to $253 million, due largely to higher Operating Income before Depreciation and Amortization.

Highlights
In 2007, Time Warner led all companies in domestic box office share at 20.5%. In addition, Warner Bros. Pictures International set an all-time record for both the studio and the industry with $2.2 billion in overseas box office receipts.
I Am Legend set an all-time record for a December film opening, generating approximately $77 million in domestic box office receipts for its opening weekend. Through February 3, 2008, the film has drawn more than $550 million in cumulative box office receipts worldwide.
For the seventh consecutive year, Warner Home Video ranked #1, garnering an industry-leading 20.2% share of home video sales in the U.S. Notable 2007 home video releases included Happy Feet, 300 and Harry Potter and the Order of the Phoenix.
At the 65th Annual Golden Globe Awards, Warner Bros.’ co-production of Sweeney Todd: The Demon Barber of Fleet Street won Best Motion Picture (Musical) and Best Performance by an Actor in a Motion Picture (Musical) for Johnny Depp. Marion Cotillard in La Vie En Rose from Picturehouse, a joint venture between New Line and HBO, was recognized for Best Performance by an Actress in a Motion Picture (Musical).
Among last month’s nominations for the 80th Annual Academy Awards were 11 for Warner Bros., with seven nominations for Michael Clayton (including Best Motion Picture, Directing, Actor in a Leading Role, Actor in a Supporting Role, Actress in a Supporting Role, Music Written for Motion Pictures and Original Screenplay), two for The Assassination of Jesse James by the Coward Robert Ford (Actor in a Supporting Role and Cinematography), one for August Rush (Music Written for Motion Pictures) and one for In the Valley of Elah (Actor in a Leading Role). New Line’s The Golden Compass earned two nominations (Art Direction and Visual Effects), while Picturehouse received four nominations, including three for La Vie En Rose (Actress in a Leading Role, Costume Design and Makeup) and one for Mongol (Best Foreign Language Film).
NETWORKS (Turner Broadcasting & HBO)
Full-Year Results
Revenues rose 2% ($157 million) to $10.3 billion, benefiting from 7% ($390 million) growth in Subscription revenues, offset partially by an 11% ($115 million) decline in Content revenues and a 3% ($105 million) decrease in Advertising revenues. The rise in Subscription revenues resulted primarily from higher rates at both Turner and HBO and, to a lesser extent, increased subscribers at Turner. The decrease in Advertising revenues was due to the cessation of The WB Network’s operations in September 2006, offset in part by a 9% increase at Turner. The decline in Content revenues was due mainly to a difficult comparison to the prior year at HBO, which included the recognition of higher revenues related to the domestic cable sale of The Sopranos.
Adjusted Operating Income before Depreciation and Amortization climbed 5% ($157 million) to $3.4 billion, reflecting revenue growth and the absence of the prior year’s shutdown costs at The WB Network ($114 million), offset primarily by higher programming expenses. Current year results include $37 million of restructuring charges and severance related to senior management changes at HBO.
Operating Income grew 11% ($292 million) to $3.0 billion, due primarily to the absence of the prior year’s $200 million noncash goodwill charge related to The WB Network, as well as higher Adjusted Operating Income before Depreciation and Amortization, offset in part by a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the network name to truTV and higher depreciation expense ($23 million).

Fourth-Quarter Results
Revenues increased 1% ($35 million) to $2.7 billion. Operating Income before Depreciation and Amortization declined 1% ($8 million) to $857 million. Operating Income decreased 2% ($13 million) to $770 million, reflecting the decline in Operating Income before Depreciation and Amortization.
Highlights
For the fifth consecutive year, TNT ranked as advertising-supported cable’s #1 network in total day delivery of its key demographics, Adults 18-49 and Adults 25-54, in 2007. Leading the way was TNT’s The Closer, which remains advertising-supported cable’s #1 original series of all time in Total Viewer and Household delivery. In its first season, TNT’s new series Saving Grace was advertising-supported cable’s #1 new original drama series of the year among Households. TBS ranked #2 among advertising-supported cable networks in prime-time delivery of its key demographic, Adults 18-34. Moreover, TBS boasted eight of advertising-supported cable’s top 10 sitcoms for the year among Adults 18-49, led by The Office, Tyler Perry’s House of Payne, which also became advertising-supported cable’s #1 original sitcom of all time, and The Bill Engvall Show. For the third year in a row, Adult Swim was advertising-supported cable’s #1 network for total day delivery of Adults 18-34 and Adults 18-24, and it set a new all-time cable record for delivery of Adults 18-34.
HBO received six Golden Globe Awards, more than any other television network, with Longford winning three: Best Motion Picture Made for Television; Best Performance by an Actor in a Motion Picture Made for Television for Jim Broadbent and Best Performance by an Actress in a Supporting Role in a Motion Picture Made for Television for Samantha Morton. Also honored were Extras for Best Television Series (Comedy), Life Support’s Queen Latifah for Best Performance by an Actress in a Motion Picture Made for Television, and Entourage’s Jeremy Piven for Best Performance by an Actor in a Supporting Role in a Series. Marion Cotillard in La Vie En Rose from Picturehouse was recognized for Best Performance by an Actress in a Motion Picture (Musical).
HBO garnered Academy Award nominations in the Best Documentary Short Subject category for La Corona (The Crown) and Sari’s Mother. Also, Picturehouse received four nominations, including three for La Vie En Rose (Actress in a Leading Role, Costume Design and Makeup) and one for Mongol (Best Foreign Language Film).
PUBLISHING (Time Inc.)
Full-Year Results
Revenues were essentially flat at $5.0 billion, reflecting a 1% ($35 million) increase in Advertising revenues, offset by lower Other revenues ($22 million) and Subscription revenues ($13 million). Included in Revenues was the favorable impact of foreign currency exchange rates at IPC Media. Advertising revenues benefited mainly from higher online revenues ($93 million), led by People.com and CNNMoney.com, offset partly by a decrease in print magazine revenues, which included the impact of the closures of LIFE and Teen People magazines. The decline in Other revenues was due to lower sales at Southern Living at Home. Subscription revenues were reduced by lower subscription sales for several domestic titles, the sale of four non-strategic titles, as well as lower domestic newsstand sales.
Adjusted Operating Income before Depreciation and Amortization rose 4% ($41 million) to $1.1 billion, due primarily to lower overhead expenses and increases at the direct marketing business Synapse, as well as growth at both international and domestic magazines. The current and prior year results also included restructuring charges of $67 million and $45 million, respectively.

Operating Income rose 3% ($26 million) to $907 million, reflecting an increase in Adjusted Operating Income before Depreciation and Amortization, offset partly by higher depreciation ($14 million) and amortization ($7 million) expenses.
Fourth-Quarter Results
Revenues grew 1% ($13 million) to $1.5 billion. Operating Income before Depreciation and Amortization was up 2% ($8 million) to $414 million. Operating Income rose 1% ($4 million) to $362 million, driven by the increase in Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2007 industry-leading share of overall domestic print advertising dollars was 18.6%, exclusive of newspaper supplements.
Three of Time Inc.’s magazines were named to AdweekMedia’s 2007 Brand Leaders Hot List, including Real Simple in fourth place, with People and InStyle ranking fifth and seventh, respectively.
Real Simple placed third on Advertising Age’s A-List for 2007.
Consolidated Reported Net Income and Per Share Results
Full-Year Results
For the year ended December 31, 2007, the Company reported Net Income of $4.4 billion, or $1.17 per diluted common share. This compares to 2006 Net Income of $6.6 billion, or $1.55 per diluted common share.
For the year ended December 31, 2007, the Company reported Income from Continuing Operations of $4.1 billion, or $1.08 per diluted common share. This compares to Income from Continuing Operations in 2006 of $5.1 billion, or $1.20 per diluted common share.
Certain pretax items in the current year affected comparability, including a $668 million net gain on the sale of AOL’s Internet access business in Germany and a $16 million gain on the sale of a building, as well as $341 million of net investment gains related primarily to the sales of Time Inc.’s interest in Bookspan and the Company’s investment in Oxygen Media Corporation (“Oxygen”), as well as the distribution of the assets of TKCCP. In addition, the Company incurred $171 million in net expenses related to securities litigation and government investigations. The 2007 results also included $73 million and $57 million of noncash impairment charges related to Warner Bros.’ investments in The CW Television Network (“The CW”) and SCi Entertainment Group plc (“SCi”), respectively, and a $34 million noncash charge related to the impairment of the Court TV tradename. Lastly, the 2007 tax provision benefited from the utilization of $125 million of tax attribute carryforwards.
Certain pretax items in the prior year similarly affected comparability, including $1.0 billion of net investment gains related primarily to the sales of the Company’s interests in Time Warner Telecom Inc., Warner Bros.’ theme parks in Australia and Canal Satellite Digital, as well as a $769 million gain on the sales of AOL’s Internet access businesses in the U.K. and France and a $20 million gain on the sale of two aircraft. In addition, the Company incurred $705 million in net expenses related to securities litigation, including the establishment of an additional reserve of $600 million in the fourth quarter. The 2006 results also included a noncash impairment charge of $200 million to reduce the carrying value of The WB Network’s goodwill and $13 million of noncash impairments at AOL. The 2006 tax provision benefited from the utilization of $1.4 billion in tax benefits related mainly to the realization of net capital loss carryforwards of $1.1 billion and the reversal of $234 million of tax reserves associated with prior litigation settlements.

In the aggregate, these items had the net effects of increasing the current year Income from Continuing Operations by $426 million (net of taxes), or $0.12 per diluted common share, and increasing the prior year by $1.7 billion (net of taxes), or $0.40 per diluted common share. Excluding such items, Income from Continuing Operations increased, reflecting growth in Adjusted Operating Income before Depreciation and Amortization, offset partially by higher depreciation, amortization and interest expenses related to the Adelphia and Comcast transactions. Excluding such items, Diluted Income per Common Share from Continuing Operations increased in 2007 compared to 2006, driven by the rise in Income from Continuing Operations, as well as a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase programs.
Fourth-Quarter Results
For the three months ended December 31, 2007, the Company reported Net Income of $1.0 billion, or $0.28 per diluted common share. This compares to Net Income in the 2006 comparable quarter of $1.8 billion, or $0.44 per diluted common share.
For the three months ended December 31, 2007, the Company reported Income from Continuing Operations of $1.0 billion, or $0.28 per diluted common share. This compares to Income from Continuing Operations in 2006’s fourth quarter of $1.7 billion, or $0.43 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including a $56 million gain on the sale of the Company’s investment in Oxygen and a $16 million gain on the sale of a building at the AOL segment, offset by $73 million and $57 million in noncash impairment charges related to Warner Bros.’ investments in The CW and SCi, respectively. The quarter’s tax provision included $43 million of tax benefits related primarily to the utilization of tax attribute carryforwards.
Certain pretax items in the prior year quarter similarly affected comparability, including a $769 million gain on the sales of AOL’s Internet access businesses in the U.K. and France, offset in part by $13 million of noncash impairment charges at AOL. In addition, the Company established an additional reserve of $600 million related to securities litigation and incurred $15 million in securities litigation expenses. The quarter’s tax provision included $909 million of tax benefits related primarily to the utilization of net capital loss carryforwards of $659 million and the reversal of $234 million of tax reserves associated with litigation settlements.
In the aggregate, these items had the net effects of decreasing the current year quarter’s Income from Continuing Operations by $35 million (net of taxes), or $0.01 per diluted common share, and increasing the prior year quarter by $826 million (net of taxes), or $0.21 per diluted common share. Excluding such items, Income from Continuing Operations rose, reflecting growth in Adjusted Operating income before Depreciation and Amortization. Excluding such items, Diluted Income per Common Share from Continuing Operations increased in the current year quarter compared to the prior year quarter, driven by the climb in Income from Continuing Operations, as well as a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase programs.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
The Company uses pro forma information to evaluate its financial performance when certain acquisitions, dispositions and other transactions occur. Historical information reflects the Company’s financial results only after the acquisitions, dispositions or other transactions have occurred, while pro forma information enhances comparability of financial information between periods by presenting the information as if the transactions had occurred at the beginning of the prior year. The pro forma information is adjusted for only the timing of the transactions and does not reflect the actions undertaken by management in integrating the applicable businesses or the financial or operational benefits that have been or may be realized as a result of the transactions.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
In a separate release issued today, Time Warner Inc. provided its 2008 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 6, 2008. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR

Information on Time Warner Cable’s Press Releases and Conference Call
Time Warner Cable Inc. issued separate releases today regarding its 2007 full-year and fourth-quarter results as well as its 2008 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, February 6, 2008. To listen to the call visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Chris Clipper (212) 484-6297
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	December 31,	December 31,
	2007	2006
		(recast)
ASSETS

Current assets
Cash and equivalents	$1,516	$1,549
Receivables, less allowances of $2,410 and $2,271	7,296	6,064
Inventories	2,105	1,907
Prepaid expenses and other current assets	834	1,165
Deferred income taxes	700	1,050
Current assets of discontinued operations	—	166

Total current assets	12,451	11,901
Noncurrent inventories and film costs	5,304	5,394
Investments, including available-for-sale securities	1,963	3,426
Property, plant and equipment, net	18,048	16,718
Intangible assets subject to amortization, net	5,167	5,204
Intangible assets not subject to amortization	47,220	46,362
Goodwill	41,749	40,749
Other assets	1,928	2,389
Noncurrent assets of discontinued operations	—	576

Total assets	$133,830	$132,719

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,470	$1,357
Participations payable	2,547	2,049
Royalties and programming costs payable	1,253	1,215
Deferred revenue	1,178	1,434
Debt due within one year	126	64
Other current liabilities	5,611	6,508
Current liabilities of discontinued operations	8	153

Total current liabilities	12,193	12,780
Long-term debt	37,004	34,933
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	13,736	14,164
Deferred revenue	522	528
Other liabilities	7,217	5,462
Noncurrent liabilities of discontinued operations	—	124
Minority interests	4,322	4,039
Shareholders’ equity
Time Warner common stock, $0.01 par value, 4.877 and 4.836 billion shares issued and 3.593 and 3.864 billion shares outstanding	49	48
Paid-in-capital	172,443	172,083
Treasury stock, at cost (1,284 and 972 million shares)	(25,526)	(19,140)
Accumulated other comprehensive income (loss), net	149	(136)
Accumulated deficit	(88,579)	(92,466)

Total shareholders’ equity	58,536	60,389

Total liabilities and shareholders’ equity	$133,830	$132,719

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(recast)		(recast)
Revenues:
Subscription	$6,266	$6,353	$24,904	$23,651
Advertising	2,504	2,358	8,799	8,283
Content	3,545	3,306	11,708	10,670
Other	327	324	1,071	1,086

Total revenues	12,642	12,341	46,482	43,690
Costs of revenues	(7,552)	(7,230)	(27,426)	(24,876)
Selling, general and administrative	(2,440)	(2,804)	(9,653)	(10,397)
Amortization of intangible assets	(172)	(168)	(674)	(587)
Amounts related to securities litigation and government investigations	(2)	(615)	(171)	(705)
Merger-related, restructuring and shutdown costs	(149)	(195)	(262)	(400)
Asset impairments	—	(13)	(36)	(213)
Gains on disposal of assets, net	16	769	689	791

Operating income	2,343	2,085	8,949	7,303
Interest expense, net	(585)	(560)	(2,299)	(1,674)
Other income (loss), net	(86)	58	145	1,127
Minority interest expense, net	(103)	(110)	(408)	(375)

Income from continuing operations before income taxes	1,569	1,473	6,387	6,381
Income tax benefit (provision)	(550)	238	(2,336)	(1,308)

Income from continuing operations	1,019	1,711	4,051	5,073
Discontinued operations, net of tax	12	42	336	1,454

Income before cumulative effect of accounting change	1,031	1,753	4,387	6,527
Cumulative effect of accounting change, net of tax	—	—	—	25

Net income	$1,031	$1,753	$4,387	$6,552

Basic income per common share from continuing operations	$0.28	$0.43	$1.09	$1.21
Discontinued operations	0.01	0.01	0.09	0.35
Cumulative effect of accounting change	—	—	—	0.01

Basic net income per common share	$0.29	$0.44	$1.18	$1.57

Diluted income per common share from continuing operations	$0.28	$0.43	$1.08	$1.20
Discontinued operations	—	0.01	0.09	0.34
Cumulative effect of accounting change	—	—	—	0.01

Diluted net income per common share	$0.28	$0.44	$1.17	$1.55

Average basic common shares outstanding	3,605.8	3,954.0	3,718.9	4,182.5

Average diluted common shares outstanding	3,637.8	4,005.8	3,762.3	4,224.8

Cash dividends declared per share of common stock	$0.0625	$0.0550	$0.2350	$0.2100

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31,
(Unaudited, millions)

	2007	2006
		(recast)
OPERATIONS
Net income(a)	$4,387	$6,552
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(25)
Depreciation and amortization	4,412	3,550
Amortization of film and television costs	6,076	6,087
Asset impairments	36	213
Gain on investments and other assets, net	(909)	(1,822)
Equity in (income) losses of investee companies, net of cash distributions	63	(64)
Equity-based compensation	286	263
Minority interests	408	375
Deferred income taxes	1,521	1,101
Amounts related to securities litigation and government investigations	(741)	361
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(1,090)	185
Inventories and film costs	(6,045)	(6,642)
Accounts payable and other liabilities	109	(466)
Other balance sheet changes	275	213
Adjustments relating to discontinued operations(a)	(313)	(1,283)

Cash provided by operations(b)(c)	8,475	8,598

INVESTING ACTIVITIES
Investments in available-for-sale securities	(94)	(8)
Investments and acquisitions, net of cash acquired	(1,513)	(12,303)
Investment in a wireless joint venture	(33)	(633)
Investment activities of discontinued operations	(26)	4
Capital expenditures and product development costs	(4,430)	(4,076)
Capital expenditures from discontinued operations	—	(65)
Investment proceeds from available-for-sale securities	36	44
Other investment proceeds	2,041	4,565

Cash used by investing activities	(4,019)	(12,472)

FINANCING ACTIVITIES
Borrowings	14,690	18,332
Issuance of mandatorily redeemable preferred membership units by a subsidiary	—	300
Debt repayments	(12,523)	(3,651)
Proceeds from exercise of stock options	521	698
Excess tax benefit on stock options	76	116
Principal payments on capital leases	(57)	(86)
Repurchases of common stock(d)	(6,231)	(13,660)
Dividends paid	(871)	(876)
Other	(94)	30

Cash provided (used) by financing activities	(4,489)	1,203

DECREASE IN CASH AND EQUIVALENTS	(33)	(2,671)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,549	4,220

CASH AND EQUIVALENTS AT END OF PERIOD	$1,516	$1,549

(a)	The years ended December 31, 2007 and 2006 include net income from discontinued operations of $336 million and $1.454 billion, respectively. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $23 million and $171 million for the years ended December 31, 2007 and 2006, respectively.

(b)	The years ended December 31, 2007 and 2006 include $912 million and $344 million, respectively, in payments, net of recoveries, related to securities litigation and government investigations.

(c)	The years ended December 31, 2007 and 2006 include an approximate $2 million and $181 million source of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.

(d)	The year ended December 31, 2007 excludes $440 million of common stock repurchased from Liberty Media Corporation, indirectly attributable to the exchange of the Atlanta Braves baseball franchise (the “Braves”) and Leisure Arts, Inc. (“Leisure Arts”). Specifically, the $440 million represents the fair value at the time of the exchange of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended December 31, 2007

	Adjusted		Amounts
	Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &		Income/(Loss)
	Before Depreciation	Asset	Government	Gains/(Losses) From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$381	$—	$—	$16	$397
Cable	1,563	—	—	—	1,563
Filmed Entertainment	350	—	—	—	350
Networks	857	—	—	—	857
Publishing	414	—	—	—	414
Corporate(b)	(98)	—	(2)	—	(100)
Intersegment elimination	—	—	—	—	—

Total	$3,467	$—	$(2)	$16	$3,481

Three Months Ended December 31, 2006
(Recast)

			Amounts
	Adjusted Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &		Income/(Loss)
	Before Depreciation	Asset	Government	Gains/(Losses) From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$295	$(13)	$—	$769	$1,051
Cable	1,309	—	—	—	1,309
Filmed Entertainment	240	—	—	—	240
Networks	865	—	—	—	865
Publishing	406	—	—	—	406
Corporate(b)	(103)	—	(615)	—	(718)
Intersegment elimination	(22)	—	—	—	(22)

Total	$2,990	$(13)	$(615)	$769	$3,131

(a)	For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $16 million gain related to the sale of a building. For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $769 million gain on the sales of AOL’s U.K. and French access businesses and a $13 million noncash asset impairment charge.

(b)	For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization includes $2 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization includes $600 million in legal reserves related to securities litigation and $15 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Year Ended December 31, 2007

	Adjusted		Amounts
	Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &		Income/(Loss)
	Before Depreciation	Asset	Government	Gains/(Losses) From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,836	$(2)	$—	$683	$2,517
Cable	5,742	—	—	—	5,742
Filmed Entertainment	1,215	—	—	—	1,215
Networks(b)	3,370	(34)	—	—	3,336
Publishing(c)	1,098	—	—	6	1,104
Corporate(d)	(379)	—	(171)	—	(550)
Intersegment elimination	(3)	—	—	—	(3)

Total	$12,879	$(36)	$(171)	$689	$13,361

Year Ended December 31, 2006
(Recast)

			Amounts
	Adjusted Operating		Related To Securities		Operating
	Income/(Loss)		Litigation &		Income/(Loss)
	Before Depreciation	Asset	Government	Gains/(Losses) From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,770	$(13)	$—	$771	$2,528
Cable	4,229	—	—	—	4,229
Filmed Entertainment	1,136	—	—	—	1,136
Networks(b)	3,213	(200)	—	—	3,013
Publishing	1,057	—	—	—	1,057
Corporate(d)	(411)	—	(705)	20	(1,096)
Intersegment elimination	(14)	—	—	—	(14)

Total	$10,980	$(213)	$(705)	$791	$10,853

(a)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a net pretax gain of $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business, a $16 million gain related to the sale of a building and a $2 million noncash asset impairment charge. For the year ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $769 million gain on the sales of AOL’s U.K. and French access businesses, a $13 million noncash asset impairment charge and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”).

(b)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008. For the year ended December 31, 2006, Operating Income before Depreciation and Amortization includes a $200 million noncash impairment charge related to the reduction of the carrying value of The WB Network’s goodwill.

(c)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $18 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2006, Operating Loss before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft, $650 million in legal reserves related to securities litigation and $55 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended December 31, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$397	$(96)	$(27)	$274
Cable	1,563	(703)	(65)	795
Filmed Entertainment	350	(41)	(56)	253
Networks	857	(81)	(6)	770
Publishing	414	(34)	(18)	362
Corporate(b)	(100)	(11)	—	(111)
Intersegment elimination	—	—	—	—

Total	$3,481	$(966)	$(172)	$2,343

Three Months Ended December 31, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,051	$(119)	$(22)	$910
Cable	1,309	(602)	(74)	633
Filmed Entertainment	240	(36)	(49)	155
Networks	865	(77)	(5)	783
Publishing	406	(30)	(18)	358
Corporate(b)	(718)	(14)	—	(732)
Intersegment elimination	(22)	—	—	(22)

Total	$3,131	$(878)	$(168)	$2,085

(a)	For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $16 million gain related to the sale of a building. For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $769 million gain on the sales of AOL’s U.K. and French access businesses and a $13 million noncash asset impairment charge.

(b)	For the three months ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include $2 million in net expenses related to securities litigation and government investigations. For the three months ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include $600 million in legal reserves related to securities litigation and $15 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Year Ended December 31, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,517	$(408)	$(96)	$2,013
Cable	5,742	(2,704)	(272)	2,766
Filmed Entertainment	1,215	(153)	(217)	845
Networks(b)	3,336	(303)	(18)	3,015
Publishing(c)	1,104	(126)	(71)	907
Corporate(d)	(550)	(44)	—	(594)
Intersegment elimination	(3)	—	—	(3)

Total	$13,361	$(3,738)	$(674)	$8,949

Year Ended December 31, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$2,528	$(501)	$(133)	$1,894
Cable	4,229	(1,883)	(167)	2,179
Filmed Entertainment	1,136	(139)	(213)	784
Networks(b)	3,013	(280)	(10)	2,723
Publishing	1,057	(112)	(64)	881
Corporate(d)	(1,096)	(48)	—	(1,144)
Intersegment elimination	(14)	—	—	(14)

Total	$10,853	$(2,963)	$(587)	$7,303

(a)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a net pretax gain of $668 million on the sale of AOL’s German access business, a net $1 million reduction to the gain on the sale of AOL’s U.K. access business, a $16 million gain related to the sale of a building and a $2 million noncash asset impairment charge. For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $769 million gain on the sales of AOL’s U.K. and French access businesses, a $13 million noncash asset impairment charge and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008. For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $200 million noncash impairment charge related to the reduction of the carrying value of The WB Network’s goodwill.

(c)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the year ended December 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include $153 million in legal reserves related to securities litigation and $18 million in net expenses related to securities litigation and government investigations. For the year ended December 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft, $650 million in legal reserves related to securities litigation and $55 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(recast)		(recast)
Cash provided by operations	$2,319	$2,028	$8,475	$8,598
Less cash provided by discontinued operations:
Net income	(12)	(42)	(336)	(1,454)
Other changes	22	27	313	1,283

Cash provided by continuing operations	2,329	2,013	8,452	8,427
Add payments (recoveries) related to securities litigation and government investigations	(7)	77	912	344
Add excess tax benefits on stock options	2	55	76	116
Less capital expenditures and product development costs	(1,330)	(1,406)	(4,430)	(4,076)
Less principal payments on capital leases	(12)	(22)	(57)	(86)

Free Cash Flow(a)	$982	$717	$4,953	$4,725

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its operations into five reportable segments: AOL: consisting principally of interactive consumer and advertising services; Cable: consisting principally of cable systems that provide video, high-speed data and voice services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks that provide programming; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, the Company has reflected as discontinued operations for all periods presented the financial condition and results of operations of certain businesses sold during the year ended December 31, 2007, which included Tegic Communications, Inc., Wildseed LLC, the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc. and the Atlanta Braves baseball franchise. In 2006, the Company completed the acquisition of certain assets of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”), the related exchange of certain cable systems that were with Comcast Corporation (“Comcast”) (the “Exchange”) and the redemption of Comcast’s interests in Time Warner Cable Inc. (“TWC”) (the “TWC Redemption”) and Time Warner Entertainment Company, L.P. (collectively, the “Redemptions” and, together with the Adelphia Acquisition and the Exchange, the “Adelphia/Comcast Transactions”). Also included in discontinued operations for 2006 are the operations of the cable systems previously owned by TWC and transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, the Turner South network and Time Warner Book Group. The financial data for the discontinued operations for the three months and year ended December 31, 2007 and 2006 is as follows (millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total revenues	$—	$124	$133	$1,097

Pretax income	$2	$62	$227	$664
Income tax benefit (provision)	10	(20)	109	790

Net income	$12	$42	$336	$1,454

Basic net income per common share	$0.01	$0.01	$0.09	$0.35

Average basic common shares outstanding	3,605.8	3,954.0	3,718.9	4,182.5

Diluted net income per common share	$—	$0.01	$0.09	$0.34

Average diluted common shares outstanding	3,637.8	4,005.8	3,762.3	4,224.8

Note 2: TIME WARNER CABLE INC.
The results of the systems acquired in connection with the Adelphia/Comcast Transactions have been included in the consolidated statement of operations since the closing of the transactions on July 31, 2006. In addition, on January 1, 2007, the Company began consolidating the results of the Kansas City, south and west Texas and New Mexico cable systems (the “Kansas City Pool”) it received upon the distribution of the assets of Texas and Kansas City Cable Partners, L.P. (“TKCCP”) to TWC and Comcast.
Time Warner Inc. Supplemental Unaudited Pro Forma Information
The supplemental unaudited pro forma information for the three months ended December 31, 2006, presents Time Warner Inc. as if the consolidation of the Kansas City Pool had occurred on January 1, 2006. The supplemental unaudited pro forma information for the year ended December 31, 2006, presents Time Warner Inc. as if the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what Time Warner’s future financial condition or operating results would be after giving effect to the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool, and does not reflect actions undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this supplemental information does not reflect financial and operating benefits TWC expected to realize as a result of the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool (millions, except per share amounts).

	Pro Forma
	Three Months Ended	Year Ended
	December 31, 2006	December 31, 2006
Revenues	$12,517	$46,501
Costs of revenues(a)	(6,537)	(23,775)
Selling, general and administrative expenses(a)	(2,725)	(10,414)
Other, net	(52)	(536)

Operating Income before Depreciation and Amortization	3,203	11,776
Depreciation	(900)	(3,440)
Amortization	(172)	(737)

Operating Income	2,131	7,599
Interest expense, net	(560)	(2,050)
Other income, net	(100)	672

Income from continuing operations before income taxes	1,471	6,221
Income tax provision	239	(1,253)

Income from continuing operations	$1,710	$4,968

Basic net income per common share from continuing operations	$0.43	$1.19
Diluted net income per common share from continuing operations	$0.43	$1.18

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

Time Warner Cable Unaudited Pro Forma Condensed Combined Statement of Operations
The unaudited pro forma condensed combined statement of operations of TWC for the three months ended December 31, 2006, presents pro forma information for TWC as if the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma condensed combined statement of operations of TWC for the year ended December 31, 2006, presents pro forma information for TWC as if the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what TWC’s future financial condition or operating results would be after giving effect to the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool and does not reflect actions undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits TWC expected to realize as a result of the Adelphia/Comcast Transactions and the consolidation of the Kansas City Pool (millions).

	Three Months Ended December 31, 2006
		Consolidation	Pro Forma
	Historical	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	City Pool(b)	TKCCP	TWC
Total revenues	$3,651	$209	$(22)	$3,838
Costs and expenses:
Costs of revenues(c)	1,659	99	(14)	1,744
Selling, general and administrative(c)	670	30	—	700
Merger-related and restructuring costs	13	—	—	13

Operating Income before Depreciation and Amortization	1,309	80	(8)	1,381
Depreciation	602	31	(9)	624
Amortization	74	—	4	78

Operating Income	$633	$49	$(3)	$679

(a)	The Historical TWC column represents the results of those systems TWC owned both before and after the Adelphia/Comcast Transactions (the “Legacy Systems”) and the systems acquired in and retained after the Adelphia/Comcast Transactions (the “Acquired Systems”) for the three months ended December 31, 2006.

(b)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the three months ended December 31, 2006.

(c)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

	Year Ended December 31, 2006
						Pro Forma
					Subtotal of	Adjustments—
			Comcast	Less	Net	The Adelphia/	Consolidation	Pro Forma
	Historical	Historical	Historical	Items Not	Acquired	Comcast	of the Kansas	Adjustments—	Pro Forma
	TWC(a)	Adelphia	Systems	Acquired	Systems(b)	Transactions(b)	City Pool(c)	TKCCP	TWC
Total revenues	$11,767	$2,745	$740	$(1,203)	$2,282	$—	$795	$(84)	$14,760
Costs and expenses:
Costs of revenues(d)	5,356	1,641	289	(660)	1,270	—	399	(51)	6,974
Selling, general and administrative(d)	2,126	204	238	(135)	307	—	121	15	2,569
Merger-related and restructuring costs	56	—	—	—	—	—	—	—	56
Other, net	—	47	9	(47)	9	—	—	—	9

Operating Income before Depreciation and Amortization	4,229	853	204	(361)	696	—	275	(48)	5,152
Depreciation	1,883	443	124	(194)	373	21	119	(36)	2,360
Amortization	167	77	6	(21)	62	68	1	19	317

Operating Income	$2,179	$333	$74	$(146)	$261	$(89)	$155	$(31)	$2,475

(a)	The Historical TWC column represents the results of the Legacy Systems for the year ended December 31, 2006 and the results of the Acquired Systems for the five months following the closing of the Adelphia/Comcast Transactions on July 31, 2006.

(b)	The sum of the Subtotal of Net Acquired Systems column and the Pro Forma Adjustments — The Adelphia/Comcast Transactions column represents the results of the Acquired Systems for the seven months prior to the closing of the Adelphia/Comcast Transactions on July 31, 2006.

(c)	The Consolidation of the Kansas City Pool column represents the results of the Kansas City Pool for the year ended December 31, 2006.

(d)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
Note 3: INTERSEGMENT TRANSACTIONS
In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
•	The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment;

•	The Networks segment generating Subscription revenues by selling cable network programming to the Cable segment; and

•	The AOL, Cable, Networks and Publishing segments generating Advertising revenues by promoting the products and services of other Time Warner segments.
These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses or assets recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner Broadcasting System, Inc. within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not impact segment results.
The results for the year ended December 31, 2006 also include shutdown costs of $114 million at The WB Network in connection with the agreement between Warner Bros. and CBS Corporation to form the new fully-distributed national broadcast network, The CW Television Network. Included in the shutdown costs for the year ended December 31, 2006 are charges related to terminating intercompany programming arrangements with other Time Warner divisions, of which $47 million has been eliminated in consolidation, resulting in a net pretax charge of $67 million.

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(recast)		(recast)
Intersegment Revenues
AOL	$4	$9	$20	$48
Cable	5	8	15	29
Filmed Entertainment	114	121	583	688
Networks(a)	235	202	916	738
Publishing	7	12	27	50

Total intersegment revenues	$365	$352	$1,561	$1,553

(a)	Intersegment revenues at the Networks segment include the impact of the Acquired Systems.